Exhibit 2.1

Wyoming

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 02/21/2025 04:03 PM
Original ID: 2025-001598209
Amendment ID: 2025-005620050

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

THE NOW CORPORATION I

2. Article number(s) X (Ten) is amended as follows:
See checklist below for article number information.

The current authorized shares are 9,997,500,000 shares of Common Stock with a Par Value of $0.001 and shall be changed to:

800,000,000,000 Shares of Common Stock with a Par Value of $0.001

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on 01/27/2025
(Date – mm/dd/yyyy)

RECEIVED
FEB - 4 2025
WYOMING
SECRETARY OF STATE

P-Amendment – Revised June 2021

5 . Approval of the amendment: (Please check onlv one appropriate field to indicate the party approving the amendment.) .... D Shares were not issued and the board of directors or incorporators have adopted the amendment. OR Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17 - 16 - 1005. OR Ƒ Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17 - 16 - 1003. Signature: Dat e . . 1 _ 0 1 /29/2025 (May be execu;;:te di"f: a n oJ7liB;;;oar, dr,PPr;;e;s,T,;·d. en;;;to;;ra;;;notthh;;er:: - :oifitsoffi - :ii'rc:;er;;s; - i - . ) (mmlddlyyyy) Print Name: rlfredo Papadakis I Contac t Person:! r - Y_v_e_tt_e_G_r_iffi - ,t - h - ---------- . Title: 'President I Daytim e Phone Number: 1877 239 - 2608 Email: 1agents@mywyomingllc.com (An email address is required. Emai/(s) provided will receive important reminders, notices and.filing evidence.) Checklist E3 . . - . . Processing time is up to IS business days following the date of receipt in our office. *Refer to original articles of incorporation to detennine the specific article number being amended or use the next number in a sequence if you are adding an article. Article number(s) is not the same as the filing ID number. Please mail with payment to the address at the top of this fonn. This form cannot be accepted via email. Please review the fonn prior to submission. The Secretary of State's Office is unable to process incomplete forms. P - Amendment - Revised June 202 l

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